SCHEDULE 13D/A

CUSIP NO. 690337 10 0	Page 13 of 15 Pages

EXHIBIT 1

JOINT FILING AGREEMENT

     AGREEMENT dated as of July 2, 2002, between Seven Hills Pictures, LLC and Reverge Anselmo (collectively, the “Parties”).

     Each of the Parties hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial interest in shares of common stock, par value $.001 per share, of First Look Media, Inc. (“Schedule 13D”) and it will file the Schedule 13D on behalf of itself.

     Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and as well as the information concerning the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

SEVEN HILLS PRODUCTIONS, LLC

	By:	/s/ Reverge Anselmo
Name: Reverge Anselmo Title: Manager

Dated: July 2, 2002	/s/ Reverge Anselmo
REVERGE ANSELMO